Exhibit 10.8

Letter of Intent

Raptor Fabrication & Equipment
7064 Sampey Rd
Groveland, FL 34736
Attention:  Tom Gleason, Dwayne Dundore

October 29, 2010

Dear, Mr. Gleason, Mr. Dundore:

When countersigned by each of the parties, the following will constitute our letter of intent, outlining the general terms with respect to funding by Eco Ventures Group, Inc, (“EVG”) 4577 Nob Hill Road Suite 201 Sunrise Florida 33351 for Raptor Fabrication & Equipment (“Raptor”) 7064 Sampey Road, Groveland Florida 34736.

1.          Funding:

Upon execution of this Letter of Intent & Proposal Order Form, Eco Ventures Group, Inc agrees to provide certain funding for its participation in a Joint Venture with Raptor in a 3.6 million gallon biodiesel system located at 7510 State Road 50 Groveland Florida. The initial total cost of this project is $1,600,000.00. The timing for this payment for the project will be paid out as follows $50,000.00 on or before 1/15/2011, the next $300,000.00 on or before 1/31/2011. On or before 3/15/2011 the third payment of $500,000.00 will be paid out. The forth payment of $500,000.00 is due on or before 6/15/2011 and the final payment of $250,000 is due on or before 9/15/2011. Both parties agree to work on a best efforts basis to provide the agreed funding.

2.           Definitive Agreement

The parties will diligently and in good faith negotiate a definitive Agreement (the "Definitive Agreement") incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon.

3.           Confidentiality. As a result of this Letter of Intent each of Raptor and Funder may become acquainted with confidential information belonging to the other, including the names and contact information of suppliers, vendors, customers, banks, venture capital providers and financiers. Raptor and Funder hereby acknowledge the desire and right of each other to preserve the secrecy of all confidential information. Raptor and Funder agree to prevent the unauthorized disclosure of the confidential information to or use by another person, firm or company.

4.           Applicable Law. This Letter of Intent shall be governed and interpreted in accordance with the laws of the State of Florida, United States and the parties consent to the exclusive jurisdiction and venue in the state and federal courts sitting in Groveland, the State of Florida, and United States.  In any action or suit to enforce any right or remedy under this Letter Agreement or to interpret any provision of this Letter Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

5.           Cost and Expenses

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, agents, and finders employed by, such party.  The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

7.           Execution in Counterpart

The parties may execute this Letter of Intent in two or more counterparts, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

If the foregoing accurately sets forth your understanding in this regard, please date, sign and return the enclosed copy of the Letter of Intent to the undersigned.

Yours very truly,

Eco Ventures Group, Inc.

By:  /s/ Jon

Acknowledged and Accepted this

   29    day of October, 2010

RAPTOR EQUIPMENT & FABRICATION

By: /s/ Tom Gleason	By: /s/ Dwayne Dundore

Tom Gleason, President	Dwayne Dundore, Chairman and
Chief Technology Officer